Exhibit 4.12

AMERICAN AIRLINES, INC.

(as the Vendor)

and

VERTICAL AEROSPACE LTD.

(as the Purchaser)

CALL OPTION AGREEMENT

99 Bishopsgate

London EC2M 3XF

+44.20.7710.1000 (Tel)

www.lw.com

i

THIS CALL OPTION AGREEMENT is made on December 16, 2021

BETWEEN

(1)	AMERICAN AIRLINES, INC. (“Vendor”); and
(2)	VERTICAL AEROSPACE LTD. (“Purchaser”).

WHEREAS

(A)

WHEREAS, Vertical Aerospace Group Ltd., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (“VAGL”), Purchaser and Broadstone Acquisition Corp. among others, entered into a business combination agreement, dated June 10, 2021 (the “Business Combination Agreement”);

(B)

WHEREAS, Vendor and Purchaser entered into a share purchase agreement dated June 10, 2021, pursuant to which Vendor agreed to sell and transfer, and Purchaser agreed to purchase, 100% of the Z Ordinary Shares of VAGL held by Vendor (the “SPA”);

(C)

WHEREAS, upon consummation of the transactions contemplated by the Business Combination Agreement and the SPA, Vendor will hold the Shares set forth in Schedule 2 which shall be subject to the Call Option (as defined below) (the “Shares”); and

(D)

WHEREAS, pursuant to the SPA, and in view of the valuable consideration to be received by Vendor thereunder, Purchaser and Vendor desire to enter into this Option Agreement, pursuant to which Vendor has agreed to grant to Purchaser options to require Vendor to sell the Shares upon the terms and subject to the conditions set out in this Option Agreement.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Option Agreement, unless otherwise defined or the context otherwise requires, capitalised terms shall have the meaning given in the SPA, and:

“Call Option” means the option granted to the Purchaser pursuant to Clause 2.1;

“Call Option Notice” means the notice substantially in the form set out in Schedule 1;

“Call Option Period” means each of the First Option Period and the Second Option Period;

“First Option Period” means the period starting on the date of this Option Agreement and ending on the third anniversary of the date of this Option Agreement;

“Second Option Period” means the period starting on the date of this Option Agreement and ending on the fourth anniversary of the date of this Option Agreement;

“Shares” has the meaning given in Recital (C); and

“SPA” has the meaning given in Recital (B).

1.2	In this Option Agreement, unless the context otherwise requires:
(a)	references to Clauses and Schedules are references to clauses of and schedules to this Option Agreement, references to paragraphs are references to paragraphs of the

Schedule in which the reference appears and references to this Option Agreement include the Schedules;

(b)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(c)	references to a “party” mean a party to this Option Agreement and includes its successors in title, personal representatives and permitted assigns;
(d)	references to “dollars”, “U.S. Dollars”, “USD” or “$” are references to the lawful currency from time to time of the United States;
(e)	references to times of the day are to London time unless otherwise stated;
(f)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(g)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;
(h)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation; and

(i)	“to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.
1.3	The headings and sub-headings in this Option Agreement are inserted for convenience only and shall not affect the construction of this Option Agreement.
1.4	Each of the schedules to this Option Agreement shall form part of this Option Agreement.
1.5	References to a document (including this Option Agreement) shall be construed as a reference to such document as amended or varied in accordance with its terms.
2.	GRANT OF THE OPTIONS
2.1	The Vendor hereby grants to the Purchaser an option to require the Vendor to sell and for Purchaser to purchase:
(a)	50% of the Shares for a price of $18.00 per Share in the First Option Period; and
(b)	the remaining 50% of the Shares for a price of $18.00 per Share in Second Option Period,

in each case subject to the terms set out in this Option Agreement. Purchaser shall pay Vendor the applicable purchase price for the Shares upon the closing date of the purchase, which closing date shall occur no later than the fifth business day following the receipt by Vendor of the applicable Call Option Notice (or such other time as agreed to by the parties), by wire transfer of U.S. dollars in immediately available funds to an account specified by Vendor in writing to Purchaser prior to the closing date.

2.2	The Call Option granted pursuant to Clause 2.1 shall expire in all cases on the fourth anniversary of the date of this Option Agreement.

3.	EXERCISE OF THE CALL OPTION
3.1	Subject to the provisions of applicable law, the Call Option may be exercised only once in the First Option Period and once in the Second Option Period.
3.2	If the Call Option is not exercised upon expiry of the applicable Call Option Period, save as otherwise agreed in writing by the Vendor and the Purchaser, the applicable Call Option shall lapse.
3.3	Once served, a Call Option Notice may not be revoked without the written consent of the Vendor and the Purchaser.
4.	ASSIGNMENT; NO THIRD PARTY BENEFICIARIES
4.1

This Option Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

4.2	This Option Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Option Agreement.
4.3

No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon the other party until such party shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, to be bound by the terms and provisions of this Option Agreement. Any transfer or assignment made other than as provided in this Clause 4.3 shall be null and void.

5.	MISCELLANEOUS
5.1

This Option Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Option Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.2

This Option Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.	ENTIRE AGREEMENT

This Option Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

7.	GOVERNING LAW; JURISDICTION.
7.1

This Option Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Clause 7 or in such other manner as may be permitted by applicable law, Clause 7 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Option Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Federal courts of the United States or the courts of the State of New York, in each case located within the City of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Option Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

7.2

WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

SCHEDULE 1

FORM OF THE CALL OPTION NOTICE

To:AMERICAN AIRLINES, INC.

1 Skyview Drive

Fort Worth, Texas

76155

United States of America

[date]

Notice of Exercise of the Call Option

1.	We refer to the call option agreement dated December 16, 2021 (the “Option Agreement”).
2.	Words and expressions defined in the Option Agreement shall have the same meaning in this Call Option Notice.
3.

We are hereby exercising the Call Option that you granted under Clause 2.1 of the Option Agreement and you are accordingly required to sell [ ● ] Shares to Vertical Aerospace Ltd. in accordance with, and subject to, the terms of the Option Agreement.

Yours faithfully,

____________________

for and on behalf of VERTICAL AEROSPACE LTD.

.......................................

Director

SCHEDULE 2

(A) Name Of Holder	(B) Number Of Shares
American Airlines, Inc.	3,062,500

This Option Agreement has been entered into on the date stated at the beginning of it.

VENDOR

Signed by Derek Kerr

for and on behalf of AMERICAN AIRLINES, INC.

/s/ Derek Kerr
Chief Financial Officer

PURCHASER

Signed by Vincent Casey

for and on behalf of VERTICAL AEROSPACE LTD.

/s/ Vincent Casey
Director